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NEWS RELEASE

From:       Clifton Savings Bancorp, Inc.
Contact:    Bart D'Ambra
Telephone:  (973) 473-2200


        CLIFTON SAVINGS BANCORP, INC. ANNOUNCES TRIAL COURT'S DECISION ON
                          LAWRENCE SEIDMAN'S LITIGATION

      Clifton, New Jersey -- November 5, 2007. Clifton Savings Bancorp, Inc. (Nasdaq-CSBK) announced that on October 31, 2007 the Chancery Division of the Superior Court of New Jersey issued an order dismissing three claims of corporate waste brought against Clifton Savings Bank, its holding companies and directors by Lawrence Seidman.

      Seidman filed his first of seven Complaints against the Bank in January 2004. While the litigation against the Bank was pending in the Chancery Division of the Superior Court, Seidman also sued the Commissioner of Banking of the State of New Jersey to reverse her Intent to Approve the Bank's conversion to a public company. The Appellate Division dismissed that appeal unanimously, and Seidman then petitioned the New Jersey Supreme Court to reverse the Appellate Division. The Supreme Court refused to hear his appeal and ordered him to pay the Bank's costs in that matter. In addition, Seidman also failed in three attempts to place candidates on various Boards of the companies. He had nominated his attorney Peter Bray and several others for Board seats.

      Following a bench trial, the Court ruled against Seidman on the following issues:

         o The Court determined that the salary and benefits paid to John A. Celentano, Jr., Chairman of the Board and Chief Executive Officer of Clifton Savings Bancorp, did not constitute corporate waste.
         o The Court also ruled that the allocation of benefits under the shareholder-approved Equity Incentive Plan were consistent with those of similar financial institutions.
         o Further, the Court decided that the Directors' Retirement Plan, which had been approved by the New Jersey Department of Banking, did not constitute corporate waste and noted that a number of comparable institutions maintain similar plans.

      In its October 31, 2007 Order, the Court did rule against the Bank paying consulting fees to Frank Hahofer, a former director, for special consulting services he performed for the Bank. In sustaining Seidman's argument that these fees were duplicative of the services of a licensed appraiser, the Court ordered the defendant directors, as well as Hahofer, to reimburse the Bank for all consulting fees paid to Hahofer. Over the last six years, Hahofer earned a total of approximately $92,000 in consulting fees.

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      Commenting on the Superior Court's four-part decision, Celentano said, "We are pleased with the order issued by the Chancery Division of the Superior Court of New Jersey. We continue to believe that the consulting fees paid to our former director were paid in return for valuable services rendered, as evidenced by the pristine quality of our loans. And we look forward to operating without the continued burden of defending ourselves against claims brought by Seidman so that we can devote all of our resources to serving the needs of our customers and to creating value for our shareholders."